UNITED STATES
                   SECURITIES AND EXCHANGE COM MISSION
                      Washington, D.C. 20549]FORM 15


 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
 FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF
 1934.


                                    Commission File Number  1-10823

                          Hi-Lo Automotive, Inc.
          (Exact name of registrant as specified in its charter)

         2575 West Bellfort, Houston, Texas 77054, (713) 663-9257
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, par value $.01 per share
         (Title of each class of securities covered by this Form)

                                   None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  (X)             Rule 12h-3(b)(1)(i) (X)
        Rule 12g-4(a)(1)(ii) ( )             Rule 12h-3(b)(1)(ii)( )
        Rule 12g-4(a)(2)(i)  ( )             Rule 12h-3(b)(2)(i) ( )
        Rule 12g-4(a)(2)(ii) ( )             Rule 12h-3(b)(2)(ii)( )
                                             Rule 15d-6          ( )

 Approximate number of holders as of the certification or notice date: One

    Pursuant to the requirements of the Securities Exchange Act of 1934 Hi-Lo Automotive, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

 Date: February 4, 1998              By:_____________________________


 Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.